ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS

SUPPLEMENT DATED APRIL 23, 2020 AND

PROSPECTUS DATED APRIL 27, 2018)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBER 333-224489

NASDAQ, INC.

$500,000,000 3.250% Senior Notes due 2050

Final Term Sheet

April 23, 2020

Issuer:	Nasdaq, Inc.

Type:	SEC Registered

Title of Securities:	3.250% Senior Notes due 2050

Size	$500,000,000

Trade Date:	April 23, 2020

Settlement Date:	April 28, 2020 (T+3)

Maturity Date:	April 28, 2050

Interest Payment Dates:	Each April 28 and October 28, beginning on October 28, 2020

Record Dates:	The April 15 and October 15 prior to the applicable interest payment date

Coupon (Interest Rate):	3.250%

Price to Public:	98.098%

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	129-04 and 1.201%

Spread to Benchmark Treasury:	+ 215 basis points

Yield to Maturity:	3.351%

Interest Rate Adjustment	The interest rate payable on the Notes will be subject to adjustment from time to time as described under the caption “Description of the Notes–Interest Rate Adjustment.”

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

Redemption Provision:

Prior to October 28, 2049 (six months before their maturity date) (the “Par Call Date”), callable at any time, at the greater of par or the make-whole redemption price (Treasury Rate plus 35 basis points) (assuming the notes matured on the Par Call Date).

Notwithstanding the foregoing, at any time on or after the Par Call Date, the notes will be redeemable, as a whole or in part, at the issuer’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CUSIP / ISIN:	63111X AB7 / US63111XAB73

Joint Bookrunning Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. ICBC Standard Bank Plc R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC Skandinaviska Enskilda Banken AB (publ) TD Securities (USA) LLC Wells Fargo Securities, LLC

We expect that delivery of the Notes will be made against payment therefor on or about the closing date as specified on the cover page of the prospectus supplement, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting BofA Securities, Inc. at 1-800-294-1322; Goldman Sachs & Co, LLC at 1-866-471-2526; J.P. Morgan Securities LLC at 212-834-4533; Mizuho Securities USA LLC at 1-866-271-7403; or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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